EXHIBIT 15


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our reports on our review of interim financial information of UniSource Energy Corporation (the "Company") dated (i) May 6, 2005 for the three month periods ended March 31, 2005 and 2004 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2005 and (ii) August 8, 2005 for the three and six month periods ended June 30, 2005 and 2004 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2005, are incorporated by reference in the Company's Registration Statement on Form S-3 (No. 333-126141) dated September 8, 2005.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP